                                                                     Exhibit 3.4

                              ARTICLES OF AMENDMENT

                                       OF

                               ANTEON CORPORATION
                            (a Virginia corporation)


To the State Corporation Commission
Commonwealth of Virginia

            The following Articles of Amendments are hereby submitted pursuant to the provisions of the Virginia Stock Corporation Act (the "VSCA") on behalf of the corporation hereinafter named.

            1. The name of the corporation (hereinafter referred to as the "Corporation") is Anteon Corporation.

            2. Article One of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as set forth below.

            "The name of the corporation is Anteon International Corporation."

            3. The amendment herein provided for was duly adopted on December 6, 2000 by unanimous written consent of the board of directors of the Corporation in lieu of the board of directors meeting in accordance with the provisions of the VSCA.

            4. The amendment herein provided for was duly adopted on December 6, 2000 by unanimous written consent of the shareholders of the Corporation in lieu of the shareholders meeting in accordance with the provisions of the VSCA.

            5. The effective time and date of this Articles of Amendments herein provided for in the Commonwealth of Virginia is 12:02am on January 1, 2001.

Executed on December 26, 2000

                                    ANTEON CORPORATION


                                    By:
                                        --------------------------------
                                    Name: Joseph Kampf
                                    Title: President and Chief Executive Officer